Exhibit 99.1

Yunhong Green CTI Ltd. Announces Execution of Reverse Stock Split

Company Stock Will Begin Trading on Split Adjusted Basis October 1, 2025

LAKE BARRINGTON, IL, September 26, 2025 – Yunhong Green CTI Ltd. (Nasdaq: YHGJ) (“Yunhong Green CTI” or the “Company”), a leading manufacturer of custom film products, foil novelty balloons, and flexible packaging products, today announced that it will proceed with a 1-for-10 reverse stock split of its shares of common stock (the “Reverse Stock Split”) following approval by its Board of Directors. The Reverse Stock Split was approved by the Company’s stockholders at the annual meeting of stockholders held on August 22, 2025.

The Reverse Stock Split is expected to be effective on October 1, 2025 (the “Effective Time”). The Company’s common stock is expected to begin trading on a split-adjusted basis under the same symbol (YHGJ) at around 9 a.m. Eastern Time on October 1, 2025, with the new CUSIP number 98873Q 209.

As of the Effective Time, every 10 issued and outstanding shares of the common stock will be automatically reclassified into one issued and outstanding share of the Company’s common stock. This will reduce the number of shares outstanding from approximately 27,788,626 to approximately 2,778,862, subject to adjustment for fractional shares. The Reverse Stock Split will not affect the par value of the common stock. No fractional shares will be issued in connection with the Reverse Stock Split. Holders of common stock will receive a cash payment (without interest) in lieu of any fractional shares.

Equiniti Trust Company, LLC is acting as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s common stock are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other similar organization will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such organization’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

Additional information about the Reverse Stock Split and Authorized Share Reduction can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 17, 2025 and definitive additional proxy materials filed with the SEC on July 28, 2025, which are available free of charge at the SEC’s website, www.sec.gov.

About Yunhong Green CTI Ltd.

Yunhong Green CTI Ltd. is one of the leading manufacturers and marketers of foil balloons and produces laminated and printed films for commercial uses. Yunhong Green CTI also distributes balloon-inspired gift items and markets its products throughout the United States. For more information about our business, visit our corporate website at www.ctiindustries.com.

Company Contact:

info@ctiindustries.com

+ 1-847-382-1000